Exhibit 4.2

AMENDMENT TO

SHAREHOLDER RIGHTS AGREEMENT

This Amendment No. 1 to Shareholder Rights Agreement is effective as of November 16, 2012 ( “Amendment”), by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (the “Company”), and Computershare Shareowner Services LLC (f/k/a Mellon Shareowner Services LLC), as Rights Agent (the “Rights Agent”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

WITNESSETH:

WHEREAS, the Company is party to that certain Shareholder Rights Agreement, dated as of November 18, 2003 (the “Rights Agreement”), with the Rights Agent;

WHEREAS, Section 27 of the Rights Agreement provides that, subject to the terms and conditions thereof, the Company may and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and

WHEREAS, the Company now desires to amend and directs the Rights Agreement to be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises, the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

(a) Subject to Section 7(e) and the last sentence of Section 23(a) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c) and Section 11(a)(iii) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly and properly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities or property, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the close of business on November 16, 2012 (the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”).

2. Final Expiration Date. The Rights Agreement, including all Exhibits attached thereto, is amended such that all references to the date November 18, 2013 are hereby amended to reference the date November 16, 2012.

3. Full Force and Effect. Except as expressly provided herein, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

4. Counterparts. This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument. Originally executed counterparts may be delivered by facsimile or similar means of electronic transmission, including “PDF,” and any such delivery shall be valid for all purposes as delivery of a manual signature and equally admissible in any legal proceedings to which any party is a party.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BRYN MAWR BANK CORPORATION

By:	/s/ Francis J. Leto
Name:	Francis J. Leto
Title:	Vice President

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/ Joe Varca
Name:	Joe Varca
Title:	Managing Director